                                  EXHIBIT 10.7

                                LICENSE AGREEMENT

This license agreement (the "Agreement") is made as of August 9, 2007 (the "Effective Date") by and between Proteo Biotech AG, a German joint stock corporation, Am Kiel Kanal 44, 24106 Kiel, Germany ("Proteo Biotech"); and Rhein Minapharm Biogenetics SAE, an Egypt company Societe Anonyme Egyptienne Mina Street, Industrial Zone A3#2, 10th of Ramadan, Egypt ("Licensee"). Proteo Biotech and Licensee are referred to individually and collectively as a "Party" or the "Parties."

                                    RECITALS

WHEREAS, Proteo Biotech has certain rights with respect to the compound Elafin and has received an Orphan Drug Status by the EMEA for Pulmonary Arterial Hypertension;

WHEREAS, Licensee is a joint venture company established by Minapharm Pharmaceuticals S.A.E. and Rhein Biotech AG, and is experienced in the development, manufacturing and commercialization of biopharmaceuticals, including immune modulators and cytokines;

WHEREAS, Licensee desires to obtain a license, to Develop, Manufacture and Commercialize (each as defined below) the compound Elafin and related Know-how, and Proteo Biotech is willing to grant such license to Licensee in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree to the following:

                                    SECTION 1
                                   DEFINITIONS

     Unless the context otherwise requires, the following capitalized terms in this Agreement shall have the following meanings (and if the context so requires, including any gender, plural or singular thereof and including any capitalized verb, adverb or adjective as relating to such defined term):

     "ADVERSE ACTIVITIES" shall have the meaning set forth in Section 4.4.

     "AFFILIATE" shall mean, with respect to a Party, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Party. For purposes of this definition, "control" and the terms "controlled by" and "under common control with" or phrases with similar import shall mean the power to direct the management or policies of Person, whether through the ownership of voting securities, by contract relating to voting rights or otherwise, or by the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a business entity.

     "AGREEMENT" shall have the meaning set forth in the recitals to this Agreement.


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

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     "APPLICABLE LAW" shall mean all applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of any Regulatory Authorities that may be in effect from time to time.

     "CHANGE OF CONTROL" means, with respect to the Parties, their ultimate parent corporations (even if jointly controlling an Affiliate of either Party) or any successor to the foregoing, (i) any transaction or related series of transactions involving such Person and any Third Party which results in the control (as control is defined in the definition of "Affiliate") by such Third Party or (ii) the sale or other transfer to a Third Party of all or substantially all of such party's assets which relate to this Agreement.

     "CLINICAL DATA" shall mean all information with respect to the Licensed Products and the Licensed Compound, made, collected or otherwise generated in the performance of or in connection with clinical studies or other studies for the Licensed Products, including any data, reports and results with respect thereto.

     "COMBINATION PRODUCT" shall mean a Licensed Product that contains the Licensed Compound as an active ingredient together with one or more other active ingredients that are sold either as a fixed dose or as separate doses in a single package.

     "COMMERCIALIZATION" shall mean any and all activities related to the marketing, promotion or sale of the Licensed Product(s).

     "CONTROL" shall mean, with respect to any item of Information, Regulatory Documentation, Patent or Intellectual Property Right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the assignments, license and other grants in this Agreement), to assign or grant a license, sublicense or other right to or under, such Information, Regulatory Documentation, Patent or Intellectual Property Right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

     "DERIVATIVE COMPOUND" means an analogue or derivative of the Licensed Compound. For the avoidance of doubt, a Derivative Compound is not an Improvement.

     "DEVELOP" and "DEVELOPMENT" shall mean all activities related to research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control related to the foregoing manufacturing activities, clinical and other studies, including manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval.

     "DRUG APPROVAL APPLICATION" shall mean a new drug application filed with the applicable Regulatory Authority of a country in the Licensee Territory.

     "EFFECTIVE DATE" shall mean the effective date of this Agreement as set forth in the recitals to this Agreement.

     "EXPLOIT" and "EXPLOITATION" shall mean to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.

     "FIELD" shall mean medical applications intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease in man but shall exclude all other uses such as the uses for oral care, dental care, cosmetics, medical devices, research reagents and animal health.

     "FIRST INDICATION" shall mean the treatment of patients [ * ].

     "FURTHER INDICATION(S)" shall mean each indication, other than the First Indication.


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

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     "GAAP" shall mean the generally accepted accounting principles consistently applied as applied in Egypt.

     "IMPROVEMENT" shall mean any modification, variation or revision to a compound, product or technology or any discovery, technology, device or process or formulation related to such compound, product or technology, whether or not patented or patentable, including any enhancement in the efficiency, operation, manufacture (including any manufacturing process), ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of such compound, product or technology, any discovery or development of any new or expanded indications for such compound, product or technology or any discovery or development that improves the stability, safety or efficacy of such compound, product or technology; provided that, Improvements shall exclude any Derivative Compound.

     "INFORMATION" shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays and biological methodology; (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

     "INTELLECTUAL PROPERTY RIGHTS" shall mean Trademarks, service marks, trade names, registered designs, design rights, copyrights (including rights in computer software), database rights, trade secrets and any rights or property similar to any of the foregoing (other than Patents) in any part of the Territory whether registered, capable of being registered or not registered, together with the right to apply for the registration of any such rights.

     "JOINT KNOW-HOW" shall have the meaning set forth in Section 2.5.

     "JOINT PATENTS" shall have the meaning set forth in Section 2.5.

     "KNOWLEDGE" shall mean actual knowledge of the vice presidents or the chief executive officers of a Party of the facts and information then in their possession without any duty to conduct any investigation with respect to such facts and information.

     "LEGAL ACTION" shall have the meaning set forth in Section 6.1.

     "LICENSED COMPOUND" shall mean Elafin as described in the European Patent EP0402068 "Title: Polypeptides and polypeptide analogues with inhibitory activity against human elastase.

     "LICENSED PRODUCT" shall mean any form, mode of administration or dosage of a pharmaceutical composition or preparation that contains the Licensed Compound as an active ingredient, including any Improvements thereto and including the licensed product being attached to a polymer ("Pegylation"), whether such Pegylation has been made by Licensee or Licensor.

     "LICENSEE" shall have the meaning set forth in the recitals to this Agreement.

     "LICENSEE IMPROVEMENT" shall mean any Improvement conceived or used by or on behalf of Licensee in connection with the Development of the Licensed Product under this Agreement.

     "LICENSEE KNOW-HOW" shall mean all Information, including any Licensee Improvements and Clinical Data, that is Controlled as of the Effective Date or during the term of this Agreement by Licensee that is not generally known and
(i) is developed or acquired by or licensed to Licensee under or in connection with this Agreement or otherwise used by or on behalf of Licensee in the Exploitation of the Licensed Product or the Licensed Compound or (ii) is necessary for the Exploitation of the Licensed Product or the Licensed Compound.


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

     "LICENSEE PATENTS" shall mean all Patents Controlled by Licensee that are necessary (or with respect to Patent applications, would be necessary if such Patent applications were to issue as Patents) for the Exploitation of the Licensed Product, the Licensed Compound or any Licensee Improvement thereto, including those that claim or cover any Licensed Compound, Licensed Product, Licensee Know-How, any Licensee Improvement thereto or the Exploitation of any of the foregoing.

     "LICENSEE TERRITORY" shall mean Egypt and Middle East North Africa (MENA) Region as defined in ANNEX A

     "MANUFACTURE" and "MANUFACTURING" shall mean all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of the Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

     "MINIMUM ROYALTY" shall have the meaning set forth in Section 3.2.

     "NET SALES" shall mean the gross amounts invoiced by Licensee to Third Parties within the Territory for the sale of Licensed Product (the "Invoiced Sales"), and, only if being separately charged on customer invoices, after deduction of (i) usual trade, cash or quantity discounts, (ii) customs duties or
(iii) value added or other sales taxes.

     "PARTY" or "PARTIES" shall have the meaning set forth in the recitals to this Agreement.

     "PENDING" means something of which a Person has been notified in writing.

     "PERSON" shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

     "PROTEO BIOTECH" shall have the meaning set forth in the recitals to this Agreement.

     "PROTEO BIOTECH IMPROVEMENT" shall mean any Improvement conceived or used by or on behalf of PROTEO Biotech in connection with the Development of the Licensed Product under this Agreement.

     "PROTEO BIOTECH KNOW-HOW" shall mean all Information, including any PROTEO Biotech Improvements and Clinical Data, that is Controlled by PROTEO Biotech as of the Effective Date or during the term of this Agreement that is not generally known and (i) is developed or acquired by or licensed to PROTEO Biotech under or in connection with this Agreement or otherwise used by or on behalf of PROTEO Biotech in the Development or Commercialization of the Licensed Product or (ii) is necessary for the Development or Commercialization of the Licensed Product.

     "PROTEO BIOTECH TERRITORY" shall mean the entire world, other than the Licensee Territory.

     "REGULATORY APPROVAL" shall mean, with respect to a country in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market the Licensed Product in such country, including, where applicable, (i) pricing or reimbursement approval in such country, (ii) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), (iii) labeling approval and (iv) technical, medical and scientific licenses.

     "REGULATORY AUTHORITY" shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Licensed Compound or the Licensed Product in the Territory.


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

     "REGULATORY DOCUMENTATION" shall mean all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to the Licensed Product and all data contained in any of the foregoing, including Drug Approval Applications, regulatory drug lists, advertising and promotion documents, Clinical Data, adverse event files and complaint files.

     "SALES PLAN" shall mean the plan (as amended) for the Commercialization of the Licensed Product(s) in the Field in the Licensee Territory as set forth in
Section 5.1.

     "THIRD PARTY" shall mean any Person other than PROTEO Biotech, Licensee and their respective Affiliates.

     "THREATENED" means a Proceeding, claim, dispute, action, or other matter which will be deemed to have been "Threatened" if any respective written demand or written statement has been received by a Person or any notice has been given in writing.

                                    SECTION 2
                                 LICENSE GRANTS

     2.1 LICENSE GRANT. PROTEO Biotech hereby grants to Licensee, subject to the terms and conditions of this Agreement, (i) an exclusive and royalty-bearing license (without the right to grant sublicenses) under the PROTEO Biotech Know-How to obtain, maintain and hold Regulatory Approvals for and toCommercialize the Licensed Product in the Field in the Licensee Territory, however, with respect to countries in the Licensee Territory other than Egypt, the license shall be subject to the Parties agreement on the royalty rates under
Section 3.2.2, (ii) an exclusive license to Manufacture or have Manufactured the licensed Product in Egypt and (iii) a non-exclusive license to Manufacture or have Manufactured the licensed Product in the other countries of the Licensee Territory.

Licensee irrevocably acknowledges that the PROTEO Biotech Know-How is confidential and substantial and that without PROTEO Biotech Know-How Licensee would not be able to obtain and maintain Regulatory Approvals, access to PROTEO Biotech Know-How will provide Licensee with a competitive advantage in the marketplace and thus, the PROTEO Biotech Know-How has a substantial commercial value and the payments set forth in Section 3 are, in part, intended to compensate PROTEO Biotech for such exclusivity, competitive advantage and commercial value.

     2.2 EXCLUDED RIGHTS. PROTEO Biotech retains all right, title and interest in and to the PROTEO Biotech Patents, the PROTEO Biotech Know-How, the Hansenula Sublicense, the Regulatory Data and the PROTEO Biotech Corporate Name as may be necessary or useful (i) to obtain, maintain and hold Regulatory Approvals for, and to market, sell, have sold and otherwise Commercialize and Exploit, the Licensed Product in the PROTEO Biotech Territory, (ii) to Develop and Exploit the Licensed Product in the Territory to exercise its rights and perform its obligations hereunder and to market, sell and have sold and otherwise Commercialize the Licensed Product in the PROTEO Biotech Territory, and (iii) to Manufacture and have Manufactured the Licensed Compound and the Licensed Product in the Territory. Except as expressly provided herein, PROTEO Biotech grants no other right or license (express or implied), not otherwise expressly granted herein and Licensee shall refrain from any activities whatsoever outside the field and outside the Licensee Territory. Licensee shall at any time refrain from any activities including Commercialization and Exploitation of the Licensed Compound and the Licensed Product(s) outside the Field, outside the Licensee Territory and outside the scope of this Agreement.


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

     2.3 GRANT BACK LICENSE. Licensee hereby grants to PROTEO Biotech: a perpetual, irrevocable royalty-free license, with the right to sublicense through multiple tiers of sublicensees, under the Licensee Patents and the Licensee Know-How (i) to obtain, maintain and hold Regulatory Approvals for the Licensed Product in the PROTEO Biotech Territory, which license shall be exclusive, (ii) to Exploit the Licensed Compound and the Licensed Product in the Territory as necessary or useful to exercise its rights and perform its obligations hereunder, and the right to otherwise Exploit the Licensed Compound and the Licensed Product in the PROTEO Biotech Territory, which license shall be exclusive in the PROTEO Biotech Territory, and (iii) to Manufacture / have Manufactured the Licensed Compound and the Licensed Product in the Territory, which grant shall be non exclusive.

     2.4 OWNERSHIP OF JOINT PATENTS AND JOINT KNOW-HOW. [ * ].

                                    SECTION 3
                                  REMUNERATION

     3.1 GENERAL. In consideration of the licenses and other rights granted herein, Licensee shall make the following payments to PROTEO Biotech:

          (A) UPFRONT PAYMENTS. Licensee shall make a payment of United States
[ * ] to Proteo Biotech to reimburse certain past development cost of PROTEO Biotech in connection with the Licensed Compound. United States Dollar [ * ] thereof shall be a non-reimbursable and non-creditable payment payable by Licensee on the Effective Date. A further non-creditable payment of United States Dollar [ * ] shall be made by Licensee within 10 days after issuance of an approval relating to the commencement of a clinical Development of any of the First Indication or any other Further Indication by the competent Egyptian authority. This payment [ * ] shall only be reimbursable by Proteo Biotech to Licensee, if within [ * ] from the approval relating to the commencement of a clinical Development (i) the Regulatory Approval by the Egyptian Drug Approval Authority is incontestably rejected or (ii) the results of clinical trials relating to the First Indication and any other Further Indication prove that no Regulatory Approval for such indications could be reasonably be expected to be obtained. If any such decision Egyptian Drug Approval Authority is made later than [ * ] after an approval relating to the commencement of a clinical Development, this payment will not be reimbursed. Licensee's request for reimbursement of the payment [ * ] shall be deemed a default of Licensee under
Section 10.2 hereof and Licensor shall be entitled to terminate this Agreement in its entirety.

          (B) MILESTONE PAYMENTS. Licensee shall make non creditable and non-reimbursable milestone payments provided below within ten (10) days following achievement, after the Effective Date, of the respective milestones:

(a)  Upon obtaining the first Regulatory Approval in a country in the     [ * ]
     Territory for the First Indication or any of the Further
     Indications (whichever occurs first)

(b)  Upon the start of Commercialization for the First Indication or      [ * ]
     any of the Further Indications in any of the countries within the Licensee Territory


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

     3.2 ROYALTIES. Subject to the following provisions under this Section 3, Licensee shall pay to PROTEO Biotech, during the term of this Agreement and for each full or partial calendar year on a quarterly basis, royalties based on aggregate Net Sales of the Licensed Product in the Licensee Territory:

     (a) for Net Sales of the Licensed Product in Egypt, the royalty rate shall be [ * ];

     (b) for Net Sales of the Licensed Product in the other countries in the Licensee Territory, the royalty rate shall be between a minimum of [ * ] and a maximum of [ * ], depending on the net export sales price for each country, to be agreed to between the Parties on country by country basis.

     (c) In the event that Licensee intends to sell the Licensed Product as a Combination Product, the Net Sales shall be equitably calculated upon the estimated commercial values of the proprietary active components of such Combination Product, and the Parties shall negotiate and agree upon such Net Sales prior to any sale of such Combination Product.

     (d) In the event that sales of the Licensed Products are made from licensee to an Affiliate of Licensee, the royalties payable by Licensee shall be calculated on the basis of the Net Sales effected or made by such Affiliate.

Depending on the approved indication(s), both parties shall agree on an equitable minimum annual royalty for each country within the Territory on the basis of the Sales Plan, subject to annual review (the "MINIMUM ROYALTY")

     3.3 ROYALTY PAYMENT AND STATEMENTS. Running royalties shall be paid on a quarterly basis, within ninety (90) days after the end of each calendar quarter, based on the Net Sales during such calendar quarter. The royalties shall be calculated in accordance with GAAP and with the terms of this Section 3. Each royalty payment hereunder shall be accompanied by a statement showing the invoiced sales and the Net Sales, the number of units of Licensed Product sold on a country-by-country basis ands on a size-by-size basis during the applicable calendar quarter, any deductions from invoiced sales, and the amount of royalties due on such Net Sales.

     3.4 TAXES. All amounts payable by Licensee to PROTEO Biotech shall be made without set-off and without deduction or withholding of any taxes, duties, imposts, fees or charges, except as required by Applicable Law. If a tax treaty for the avoidance of double taxation or any similar treaty is applicable, Proteo Biotech may provide to Licensee or the appropriate governmental authority the respective forms and documentation necessary to benefit from the advantages for such treaty and Licensee shall assist Proteo Biotech to achieve such benefits. All Payments are exclusive of value added or similar tax. If any such tax is chargeable in respect of any payments, Licensee shall in addition pay or reimburse and hold harmless, as the case may be, to Proteo Biotech such tax.

     3.5 BANK ACCOUNT AND CURRENCY. All payments to PROTEO Biotech shall be made in USD to such bank account as Proteo Biotech may designate to Licensee from time to time. With respect to sales not made in USD by Licensee, royalty payments shall be calculated based on the currency exchange rates for the calendar quarter for which remittance is made for royalties. For each calendar quarter and each currency, such exchange rate shall be applied as is effective at the last day of such calendar quarter; the exchange rates to be derived from the FxConverter as offered by "www.oanda.com" or, if not available, as otherwise agreed by the Parties.

     3.6 INTEREST ON LATE PAYMENT. If any payment due to Proteo Biotech is overdue, then Licensee shall pay interest thereon at an annual [ * ].


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

     3.7 ACCOUNTING AND ACCOUNTING DISPUTES. Unless otherwise required by Applicable Law, during the term of this Agreement and for a period of 6 months thereafter, Licensee shall keep and maintain (and shall cause its Affiliates to keep and maintain) separate, complete and accurate books and records permitting the calculation and determination of the royalties payable to Proteo and shall permit (and shall cause its Affiliates to permit) Proteo Biotech upon reasonable notice to examine such books and records. All reasonable cost and expenses in connection with such examination shall be borne by Proteo Biotech, unless the audit reveals a shortfall of more than three percent (3%) from the reported amounts. If the parties cannot agree on the amount of royalties payable by Licensee, PROTEO Biotech and Licensee shall in good faith try to resolve this dispute. If the Parties are unable to reach a mutually acceptable resolution of such dispute, Proteo Biotech may submit the matter to a well recognized international certified public accounting firm selected by Proteo Biotech or to such other Person as the Parties shall mutually agree. The decision of the arbitrator shall be final and binding for the Parties and the outstanding royalties as well as the cost of the arbitration (including the cost of the initial examination) shall be borne and payable by Licensee as the arbitrator shall determine.

                                    SECTION 4
                          PARTIES' ADDITIONAL COVENANTS

     4.1 DEVELOPMENT RESPONSIBILITIES.

          (A) LICENSEE DUTY OF CARE. Licensee shall use reasonable best efforts to Develop and obtain Regulatory Approvals for the Licensed Products in the Licensee Territory and shall thus apply such efforts and resources as commonly used by companies in the research-based pharmaceutical industry.

          (B) COMPLIANCE WITH APPLICABLE LAW. Licensee shall perform (and cause to be performed) any of its Development obligations in good scientific manner and in compliance with all Applicable Law, and shall allocate sufficient time, effort, equipment and skilled personnel to complete such Development successfully and promptly.

     4.2 DEVELOPMENT SUPPORT.

          (A) PROTEO INITIAL SUPPORT. Subject to receipt of the payments payable by Licensee under Section 3.1.1 on the Effective Date and subject to the reimbursement of Proteo Biotech's respective cost, as soon as practical after the Effective Date, Proteo Biotech shall [ * ] of the Licensed Compound [ * ], to the extent Controlled by Proteo Biotech and to the extent existing at the premises of Proteo Biotech. In this respect, Proteo Biotech has already delivered to Licensee a [ * ] the Licensed Compound as [ * ] (see Annex B) and shall deliver, provide or give access to Licensee the following under its
Control: (i) [ * ], all as specified in Annex C.1, (ii)[ * ], all as specified in Annex C2and (iii) [ * ], all as described in Annex D.

          (B) PARTIES DEVELOPMENT SUPPORT. To the extent Controlled by them, each Party shall (as soon as possible after respective availability) provide to the other Party copies of all Clinical Data and non-clinical data, and all other results and analyses with respect to any Development and Manufacturing activities relating to the Licensed Product(s). Proteo Biotech shall perform such activities subject to Licensee having in advance and in writing agreed to reimburse Proteo Biotech for its reasonable costs and expenses associated therewith.


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

          (C) MANUFACTURING PROCESS. The manufacturing process relating to the Licensed Compound shall be installed by Licensee at Licensee's own cost and expenses in Licensee's premises as shown in the Notice Section. The parties in this respect shall agree on the details of the making available of the respective manufacturing know how.

     4.3 REGULATORY MATTERS AND RESPONSIBILITY.

          (A) GENERAL RESPONSIBILITY. Licensee shall be solely responsible for the Development of and for any Drug Approval Applications and other Regulatory Approvals for the Licensed Products in the Licensee Territory and any communication related thereto; however Licensee shall have no right to apply for and shall refrain from doing so with respect to (i) Regulatory Approvals outside the Licensee Territory and (ii) Adverse Activities.

          (B) COMMUNICATION. Licensee shall prepare and submit to PROTEO Biotech as soon as possible all submissions and communications (including such of its Affiliates, Sublicensees or Distributors and including any supplements or modifications thereto, in all cases together with true English translations) to the Regulatory Authorities in the Licensee Territory. Proteo Biotech shall have the right to review and comment on the content and subject matter of, and strategy for, each Drug Approval Application and other filing for Regulatory Approval, all correspondence submitted to the Regulatory Authorities related to the design of clinical or other studies, and related communications and decisions with the Regulatory Authorities.

          (C) SERIOUS ADVERSE EXPERIENCES. Either Party shall as soon as practicable provide to the other Party documentation concerning serious adverse experiences required to be reported to a Regulatory Authority pursuant to Applicable Law. The Parties shall collaborate in order to establish a system of reporting to each other of such experiences in the application of the Licensed Product. This system shall enable both Parties to discharge any regulatory requirements they may have with respect to the disclosure of such information.

          (D) MEETINGS AND RECORDS. Licensee shall provide Proteo Biotech as soon as possible with prior written notice of any meeting with any Regulatory Authority in the Licensee Territory (including their advisory councils or committees, experts or Persons of similar capacity) in order to give Proteo Biotech a reasonable opportunity to attend such meetings. PROTEO Biotech shall be entitled but shall not be obliged to have reasonable representation present at all such Major Meetings relating to the Licensed Product in the Licensee Territory. Licensee shall maintain records of its respective Development activities with respect to the Licensed Product in sufficient detail and in good scientific manner appropriate for regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective Development activities, and which shall be retained by Licensee for at least 6 months after the termination of this Agreement, or for such longer period as may be required by Applicable Law. Proteo Biotech shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records. Licensee shall provide PROTEO Biotech with such information regarding the Licensee Activities as PROTEO Biotech may reasonably request from time to time.

     4.4 ADVERSE ACTIVITIES. Licensee shall not have the right to undertake any activity or action with respect to the Licensed Product where such activity or action creates a risk of adverse results that could be expected to have an adverse effect on the Development, Commercialization or Exploitation of Licensed Product(s) in the PROTEO Biotech Territory.


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

                                    SECTION 5
                        LICENSEE COMMERCIALIZATION DUTIES

     5.1 COMMERCIALIZATION OF THE LICENSED PRODUCT.

          (A) LICENSEE'S GENERAL OBLIGATIONS. Licensee shall use reasonable best efforts to Commercialize the Licensed Product in each country in the Licensee Territory where conducting such activities would be commercially reasonable after having obtained all Regulatory Approvals necessary in such country in the Licensee Territory. Licensee shall allocate sufficient time, effort and skilled personnel to at least meet the objectives of the Sales Plan.

          (B) SALES PLAN. The Commercialization of the Licensed Product in the Licensee Territory shall be conducted pursuant to a sales plan and budget to be prepared by Licensee pursuant to this Section with respect to the Licensee Territory on a country by country basis (the "Sales Plan"). With respect to either of the Countries within the Licensee Territory, the following shall apply: No later than [ * ] after having obtained the regulatory approvals in each such country in the Licensee Territory, Licensee shall submit for approval to Proteo Biotech a draft Sales Plan for Commercialization of the Licensed Product within such country from the envisaged date of the first Licensed Product launch [ * ] through the consecutive [ * ] after such launch. As soon as practicable, Proteo Biotech shall review and the Parties shall agree on such proposed plan(s). The Parties shall agree from time to time and on a regular basis on commercially reasonable updates of the Sales Plan.

     5.2 COMPLIANCE WITH APPLICABLE LAW.

          (A) PUBLIC STATEMENTS. Licensee shall be responsible for the issuance and dissemination of accurate information regarding the Licensed Product in compliance with Applicable Laws.

          (B) COMPLIANCE WITH LAWS. Licensee shall comply with all Applicable Law with respect to the Commercialization of Licensed Product. Neither Party shall be required to undertake any activity relating to the Commercialization of the Licensed Product that it believes, in good faith, may violate Applicable Law.

     5.3 UNAUTHORIZED SALES. Licensee with respect to the Licensee Territory, and PROTEO Biotech with respect to the PROTEO Biotech Territory shall, and shall cause its distributors - if any - to, distribute, market, promote, offer for sale and sell the Licensed Product only in its respective part of the Territory, and shall not, and shall not permit such distributors to, distribute, market, promote, offer for sale or sell the Licensed Product directly or indirectly (i) to any Person outside its part of the Territory or (ii) to any Person inside its part of the Territory that (1) is reasonably likely to directly or indirectly distribute, market, promote, offer for sale or sell the Licensed Product outside its part of the Territory or assist another Person to do so or (2) has directly or indirectly distributed, marketed, promoted, offered for sale or sold the Licensed Product outside its part of the Territory or assisted another Person to do so.


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

     5.4 REPORTING. Licensee shall in reasonable detail report to Proteo Biotech on a country - by - country regular basis (at least once a year) relating to the Commercialization of the Licensed Product in the Licensee Territory and Licensee's compliance with or deviation from the Sales Plan.

     5.5 COMMERCIALIZATION EFFORTS. Within [ * ] from the Effective Date, the Parties shall meet and see on a country by country basis whether or not Licensee has Commercialized the Licensed Product pursuant to the provisions of this Agreement. If Licensor deems that Licensee has failed to do so in certain countries within the Territory, then upon Licensor's request Licensee shall enter into good faith negotiations with Licensor as to a reduction of the Territory for such countries, if Licensee can demonstrate own economic interest with respect to such reduction of the Territory. If [ * ] from the Effective Date Licensee has with respect to any country within the Territory not obtained a Regulatory Approval - if required to be obtained in such country - or if Licensee has not started or ceased to Commercialize the Licensed Product pursuant to the provisions of this Agreement in any country(ies), then the exclusive license for such country will become non-exclusice.

                                    SECTION 6
                             LICENSED PRODUCT RECALL

     6.1 RECALL NOTIFICATION. In the event that (i) any Regulatory Authority or any other Person or Third Person issues or requests a recall or takes similar action in connection with the Licensed Product, (ii) any Third Party or Person initiates Class Actions or similar law suits or (iii) in the event either Party determines that an event, incident or circumstance has occurred that may reasonably be determined to result in the need for a recall or market withdrawal (collectively a "Legal Action"), the Party notified of or desiring such recall or similar action shall, within twenty-four (24) hours, advise the other Party thereof by telephone (and confirm by email or facsimile), email or facsimile. Following notification of a recall in the Licensee Territory, the Parties shall meet as soon as practical to discuss such notification or recall and Licensee shall decide whether to conduct a recall (except in the case of a government-mandated recall) and the manner in which any such recall shall be conducted.

     6.2 RECALL EXPENSES. Licensee shall be solely responsible for and shall bear the cost, expenses and damages as they relate to any recall of or any Legal Action in connection with the Licensed Product in the Licensee Territory and shall indemnify and hold harmless Proteo Biotech respectively as provided for in
Section 9.1 hereof.

                                    SECTION 7
                       CONFIDENTIALITY AND NON-DISCLOSURE

     7.1 CONFIDENTIALITY OBLIGATIONS. At all times during the term of this Agreement and for a period of three (3) years following termination or expiration hereof, Licensee shall, and shall cause its Affiliates and its and their officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by Proteo Biotech, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement, is reasonably necessary for the performance of this Agreement or is made in the cause of the exercise of rights afforded to the Parties hereunder. "Confidential Information" means any information provided by Proteo Biotech to the Licensee relating to the terms of this Agreement, the remuneration payable to Proteo


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

Biotech under this Agreement, the Licensed Compound or the Licensed Product (including the Regulatory Documentation, the Regulatory Approvals, and any information or data contained in all of the aforesaid as well as any information contained in Annexes B, C1 , C2 and D or information and data delivered or made accessible to Licensee by Proteo Biotech pursuant to or in connection with such Annexes), any Development or Commercialization of the Licensed Compound or the Licensed Product or the scientific, regulatory or business affairs or other activities of Proteo Biotech. Notwithstanding the foregoing, Confidential Information shall not include any information that:

          (A) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of receiving Party;

          (B) can be demonstrated by documentation or other competent proof to have been in the Licensee's possession prior to disclosure by Proteo Biotech without any obligation of confidentiality with respect to said information;

          (C) is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to said information;

          (D) has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

     7.2 PERMITTED DISCLOSURES. Licensee may disclose Confidential Information to the extent that such disclosure is:

          (A) Made in response to a valid order of a court of competent jurisdiction, if in the reasonable opinion of the Licensee, such disclosure is required by law; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court; or

          (B) Made by Licensee to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures, to the extent available, shall be taken to assure confidential treatment of such information.

     7.3 PRESS RELEASES. Press releases or other similar public communication by either Party relating to this Agreement shall be approved in advance by the other Party, which approval shall not be unreasonably withheld or delayed, except for those communications required by Applicable Law, disclosures of information for which consent is not required. However, Licensee acknowledges the right and obligation of Proteo Biotech and its Affiliates' to disclose information relating to or in connection with this Agreement.

     7.4 INSIDER TRADING. Licensee understands and agrees that Licensee may not, neither by itself nor through third parties, neither directly nor indirectly, engage in the purchase or the sale of securities of Proteo Inc. while in possession of Confidential Information or of non-public information(s) relating to the Securities.

     7.5 PATIENT INFORMATION. The Parties agree to abide and to take (and cause to be taken) all reasonable and appropriate actions to ensure that all Third Parties conducting or assisting with any clinical development activities hereunder in accordance with, and subject to the terms of, this Agreement, shall


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

abide, to the extent applicable, by all Applicable Law concerning the confidentiality or protection of patient identifiable information and/or patient's protected health information.

     7.6 PUBLICATIONS. Proteo Biotech shall control and shall have the sole right to coordinate, the publication and presentation of this agreement, its content and the results of studies of the Licensed Product or other data generated under this Agreement.

     7.7 RETURN OF CONFIDENTIAL INFORMATION. Upon the effective date of the termination of this Agreement for any reason except expiry, Proteo Biotech may request, and Licensee shall (i) promptly destroy all copies of such Confidential Information in the possession of Licensee and shall confirm such destruction in writing to Proteo Biotech, or (ii) promptly deliver to Proteo Biotech all copies of such Confidential Information in the possession of Licensee.

                                    SECTION 8
                         REPRESENTATIONS AND WARRANTIES

     8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. Each Party hereby represents, warrants and covenants to the other Party that, as of the Effective Date, and except as set forth in Schedule 8.1:

          (A) CORPORATE AUTHORITY. Such Party (i) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

          (B) LITIGATION. Such Party is not aware of any Pending or Threatened litigation that alleges that such Party's activities related to this Agreement have violated or that by conducting the activities as contemplated herein such Party would violate, any of the Patent or Intellectual Property Rights of any other Person.

          (C) CONSENTS AND APPROVALS. All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement have been obtained.

          (D) CONFLICTS. The execution and delivery of this Agreement and the performance of such Party's obligations hereunder (i) do not conflict with or violate any requirement of applicable law or regulation or any provision of the articles of association, limited partnership agreement or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

     8.2 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF LICENSEE. Licensee represents, warrants and covenants to PROTEO Biotech that, as of the Effective Date, unless otherwise disclosed in SCHEDULE 8.2 hereof:

          (A) Licensee (i) is a corporation duly organized and in good standing under the laws of Egypt and (ii) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

     8.3 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF PROTEO BIOTECH. PROTEO Biotech represents, warrants and covenants to Licensee that, as of the Effective Date unless otherwise disclosed in SCHEDULE 8.3:

          (A) PROTEO Biotech is a corporation duly organized under the laws of Germany and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as is contemplated to be conducted by this Agreement.

          (B) PROTEO Biotech Controls the PROTEO Biotech Know-How, and is entitled to grant the licenses specified herein. Except for any obligation of PROTEO Biotech or any of its Affiliates under the German act on employees' inventions (Gesetz uber Arbeitnehmererfindungen) or corresponding laws in other jurisdictions, PROTEO Biotech has not - except for ordinary course of business transactions - caused (i) any PROTEO Biotech Know-How to be subject to any liens or encumbrances and (ii) PROTEO Biotech has not granted to any Third Party any rights or licenses under any of the PROTEO Biotech Know-How or PROTEO Biotech Patents that would conflict with the licenses granted to Licensee hereunder.

          (C) PROTEO Biotech has no Knowledge of any actual infringement or Threatened infringement of the PROTEO Biotech Know-How by any Person.

          (D) PROTEO Biotech has not, up through and including the Effective Date, Knowingly withheld any material information, including reports of Adverse Event Experiences and warning letters from Regulatory Authorities, in PROTEO Biotech's possession from Licensee in response to Licensee's reasonable inquiries in connection with its due diligence relating to the Licensed Compound, potential Licensed Product(s), this Agreement and the underlying transactions contemplated thereby.

     8.4 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 8 AND SUBJECT TO THE QUANTUM LIMITATIONS CONTAINED TO THE FAVOUR OF PROTEO BIOTECH IN SECTION 9.2 HEREOF, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

                                    SECTION 9
                                    INDEMNITY


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

     9.1 LICENSEE INDEMNIFICATION OBLIGATION. Licensee shall indemnify PROTEO Biotech, its Affiliates and their respective directors, officers, employees, licensors and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) in connection with any and all suits, investigations, claims or demands of Third Parties arising from or occurring as a result of and including: (i) the breach by Licensee of any term of this Agreement; (ii) the negligence or willful misconduct on the part of Licensee under this Agreement; (iii) any Third Party or Person claim under Section 6 hereof or (iv) the Exploitation by or on behalf of Licensee of the Licensed Product. By signing this Agreement, Minapharm Pharmaceuticals S.A.E. herewith assumes together with Licensee joint and several liability for the indemnification obligations under this Section 9.1.

     9.2 LIMITATION ON DAMAGES AND LIABILITY. EXCEPT IN CIRCUMSTANCES OF INTENTIONAL MISCONDUCT BY PROTEO BIOTECH OR ITS AFFILIATES, NEITHER PROTEO BIOTECH NOR ANY OF ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, OR FOR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (I) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCT OR LICENSED COMPOUND UNDER THIS AGREEMENT, (II) THE USE OF OR REFERENCE TO ANY PATENTS, KNOW-HOW OR REGULATORY DOCUMENTATION, OR (III) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT.

IN ADDITION ANY WARRANTY AND LIABILITY OF PROTEO BIOTECH (INCLUDING ANY OF ITS RESPECTIVE AFFILIATES) TO LICENSEE UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LIMITED TO THE AGGREGATE OF ANY PAYMENTS MADE BY LICENSEE TO PROTEO BIOTECH.

                                   SECTION 10
                              TERM AND TERMINATION

     10.1 TERM. This Agreement shall commence upon the Effective Date and shall automatically terminate in all countries of the Licensee Territory after a period [ * ] years after the first commercial sales of a licensed products.

     10.2 TERMINATION OF THIS AGREEMENT FOR MATERIAL BREACH. In the event that either Party shall be in material default in the performance of any of its material obligations under this Agreement, in addition to any other right and remedy the other Party may have, such complaining Party may terminate this Agreement in its entirety by sixty (60) days' prior written notice to the Breaching Party, specifying the breach and its claim of right to terminate, provided always that the termination shall not become effective at the end of the Notice Period if the breaching Party cures the breach complained about during such sixty (60) days' period.

     10.3 TERMINATION UPON INSOLVENCY. Either Party may terminate this Agreement if, at any time, the other Party or its ultimate parent corporation shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party or its ultimate parent corporation shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party or its ultimate parent corporation shall propose or be a party to any dissolution or liquidation, or if the other Party or its ultimate parent corporation shall make an assignment for the benefit of its creditors.


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

     10.4 CONSEQUENCES OF TERMINATION. In case of any termination, other than expiry of this Agreement, Licensee shall immediately cease any activities as concerns the Development, the Commercialization or Exploitation of Licensed Products within or outside the Territory.

     10.5 RIGHTS IN CASE OF ANY CHANGE OF STATUS AND / OR OWNERSHIP

     It is agreed by both Parties that any change of status and / or ownership, and / or shareholding of either Party shall not affect the implementation of this Agreement in full, in any matter whatsoever, and therefore, all terms and conditions of this Agreement shall remain binding.

                                   SECTION 11
                                  MISCELLANEOUS

     11.1 EXPORT CONTROL. This Agreement is made subject to any restrictions concerning the export of products or technical information under Applicable Laws. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

     11.2 NON-SOLICITATION. During the term of this Agreement and for a period [ * ] thereafter, neither Party shall actively recruit or solicit any employee of the other Party or its Affiliates.

     11.3 ASSIGNMENT. Without the prior written consent of the other Party hereto, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that PROTEO Biotech may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate, to the purchaser or the licensee of the PROTEO Biotech Patents or PROTEO Biotech Know-How or to Proteo Biotech's successor entity or acquirer in the event of a merger, consolidation or change in control of PROTEO Biotech or any of its Affiliates.

     11.4 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any law, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from. In lieu of any such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

     11.5 GOVERNING LAW, JURISDICTION, ARBITRATION AND SERVICE

          (A) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of France, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

          (B) ARBITRATION. The Parties hereby irrevocably and unconditionally consent that all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by [one / three] arbitrators appointed in accordance with the said rules. The place of arbitration shall be Paris, the arbitration shall be held in the English language. The aforesaid notwithstanding, either Party shall also be entitled to initiate legal proceedings at the courts having jurisdiction with respect to the place of incorporation of the other Party.

          (C) SERVICE. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section11.6 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

     11.6 NOTICES. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified hereafter or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 11.6. Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. Notices shall be made as follows:

 If to Licensee, to:                           If to PROTEO Biotech, to:
      Rhein Minapharm SAE                            PROTEO Biotech AG
      Mina Street, Industrial Zone A3#2              Am-Kiel-Kanal 44
      10th of Ramadan, Egypt                         D-24105 Kiel, Germany
      Attention: CEO                                 Attention: Vorstand
      Facsimile: +20 15 412156                       Facsimile: +49 431 8888463
       with a copy to:                               with a copy to:

     11.7 ENTIRE AGREEMENT. This Agreement, together with the Exhibits attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

     11.8 ENGLISH LANGUAGE. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English or - at either Parties discretion - in German language.

     11.9 WAIVER AND NON-EXCLUSION OF REMEDIES. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

     11.10 NO BENEFIT TO THIRD PARTIES. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

     11.11 FURTHER ASSURANCE. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

     11.12 RELATIONSHIP OF THE PARTIES. It is expressly agreed that PROTEO Biotech and Licensee shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, other legal entity or Person or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party without the prior written consent of such other Party.

     11.13 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each party hereto as if they were original signature.

     11.14 REFERENCES. Unless otherwise specified, references in this Agreement to any Section, Paragraph, Exhibit or Annex shall mean references to such Section, Paragraph, Exhibit or Annex of this Agreement, references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

     11.15 CONSTRUCTION. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term "including" and "such as" as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.


Place,                                   (Place, Date),______________
Proteo Biotech AG                        Rhein Minapharm Biogenetics S.A.E.

By: /s/ Birge Bargmann                   By: /s/ Wafik Bardissi
    --------------------                      --------------------
Name:   Birge Bargmann                   Name:   Dr. Wafik Bardissi
Title:  Vorstand                         Title:  CEO


We do hereby accept and assume joint and several liability with Rhein Minapharm Biogenetics SAE pursuant to the provisions of Section 9.1 of this Agreement:


(Place, Date), ____________
Minapharm Pharmaceuticals S.A.E.

By: /s/ Wafik Bardissi
Name:   Dr. Wafik Bardissi
Title:  CEO


[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

                                     ANNEX A

                     MIDDLE EAST NORTH AFRICA (MENA) REGION

       ALL AFRICAN COUNTRIES PLUS THE FOLLOWING MIDDLE EASTERN COUNTRIES:

[ * ]




[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

                                    ANNEX B


                             LICENSED PRODUCT ELAFIN


[ * ].





[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

                                    ANNEX C.1


[ * ]







[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

                                    ANNEX C.2


          PROTEO BIOTECH AG KNOW-HOW PACKAGE FOR PRODUCTION OF R-ELAFIN


[ * ]







[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.

                                     ANNEX D


                         ASSISTANCE AND PROCESS TRAINING


[ * ]




[ * ] The following portion has been omitted pursuant to a Confidential Treatment Request under Rule 24b-2 of the Securities Exchange Act of 1934 and has been filed separately with the Securities and Exchange Commission.